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                                                                    Exhibit 1.01
                                 TERMS AGREEMENT



                                                              June 15, 1998



Salomon Smith Barney Holdings Inc.
388 Greenwich Street
New York, New York 10013

Attention:  Deputy Treasurer

Dear Sirs:

         We understand that Salomon Smith Barney Holdings Inc., a Delaware corporation (the "Company"), proposes to issue and sell $300,000,000 aggregate principal amount of its 6-1/4% Notes due June 15, 2005 (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriters (the "Underwriters"), offer to purchase, severally and not jointly, the principal amount of the Securities as set forth opposite our respective names on the list attached hereto at 99.127% of the principal amount thereof. The Closing Date shall be June 18, 1998 at 9:00 a.m. at the offices of Salomon Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013.

         The Securities shall have the following terms:

         Title:                           6-1/4% Notes due June 15, 2005

         Maturity:                        June 15, 2005

         Interest Rate:                   6-1/4%  per annum

         Interest Payment
          Dates:                          June 15 and December 15,
                                          commencing December 15, 1998

         Regular Record
              Dates:                      June 1 and December 1
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      Initial Price
          To Public:                      99.727% of the principal amount
                                          thereof, plus accrued interest from
                                          June 18, 1998 to date of payment and
                                          delivery

      Redemption
          Provisions:                     The Securities are not redeemable by
                                          the Company prior to maturity

      Trustee:                            The Chase Manhattan Bank

      Indenture:                          Indenture, dated as of January 18,
                                          1994, as supplemented by a First
                                          Supplemental Indenture, dated as of
                                          November 28, 1997


              All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

              Basic Provisions varied with respect to this Terms Agreement:

(A) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriters hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on June 18, 1998 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(B) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Salomon Brothers Inc, offer or sell, or publicly announce its intention to offer or sell, any debt securities denominated in the currency in which the Securities are denominated having a maturity of more than one year (except under prior contractual commitments or pursuant to bank credit agreements) during the period beginning the


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      date of the Terms Agreement and ending the business day following the
      Closing Date."

              The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

              Joan Guggenheimer, Esq., is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is counsel to the Underwriters.

              Please accept this offer no later than 9:00 p.m. on June 15, 1998, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:


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              "We hereby accept your offer, set forth in the Terms Agreement, dated June 15, 1998, to purchase the Securities on the terms set forth therein."

                                            Very truly yours,


                                            SALOMON BROTHERS INC
                                            CHASE SECURITIES INC.
                                            CITICORP SECURITIES, INC.
                                            CREDIT SUISSE FIRST BOSTON
                                              CORPORATION
                                            DONALDSON, LUFKIN & JENRETTE
                                              SECURITIES CORPORATION
                                            FIRST CHICAGO CAPITAL
                                              MARKETS, INC.
                                            NATIONSBANC MONTGOMERY
                                              SECURITIES LLC



                                            By SALOMON BROTHERS INC


                                            By: /s/ Jane Wiest
                                                -------------------------------
                                                Name:   Jane Wiest
                                                Title:  Vice President


    ACCEPTED:

    SALOMON SMITH BARNEY HOLDINGS INC.



    By: /s/ Mark I. Kleinman
        ------------------------------
        Name:  Mark I. Kleinman
        Title:  Deputy Treasurer


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
Underwriters                                               Principal Amount
------------                                               ----------------
Salomon Brothers Inc                                       $ 42,900,000
Chase Securities Inc.                                        42,850,000
Citicorp Securities, Inc.                                    42,850,000
Credit Suisse First Boston Corporation                       42,850,000
Donaldson, Lufkin & Jenrette Securities
  Corporation                                                42,850,000
First Chicago Capital Markets, Inc.                          42,850,000
NationsBanc Montgomery Securities LLC                        42,850,000
                                                           ------------
                           Total                           $300,000,000


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